EXHIBIT 11A

                                                   GATX CORPORATION AND SUBSIDIARIES

                                                           ---------------------

                                          COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                                                      AND COMMON STOCK EQUIVALENT

                                                 IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                                 THREE MONTHS             SIX MONTHS
                                                                 ENDED JUNE 30           ENDED JUNE 30
                                                                ---------------         ---------------
                                                                 1994        1993       1994        1993
                                                                ------      ------      ------      ------
Average number of shares of
  Common Stock outstanding..................                     19.9        19.6        19.8        19.5

Shares issuable upon assumed exercise of
  stock options, reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options..................                       .3          .3          .3          .3
                                                                -----       -----       -----       -----

Total.......................................                     20.2        19.9        20.1        19.8
                                                                =====       =====       =====       =====




Net income..................................                    $20.9       $26.2       $41.1       $44.8

Deduct - Dividends paid and accrued
  on Preferred Stock........................                      3.3         3.3         6.6         6.7
                                                                -----       -----       -----       -----


Net income, as adjusted.....................                    $17.6       $22.9       $34.5       $38.1
                                                                =====       =====       =====       =====

Net income per share........................                    $ .87       $1.15       $1.71       $1.92
                                                                =====       =====       =====       =====
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